Exhibit 99.1

2601 S. Bayshore Drive, 9th floor, Miami, Florida 33133	Office (305) 856-3200 ■ Fax (305) 856-8190

For Immediate Release

TERREMARK WORLDWIDE REPORTS THIRD QUARTER
RESULTS

Quarterly Data Center Revenues Increased 299% Over Prior Year and
131% Over Prior Quarter

MIAMI, FL (February 9, 2005) – Terremark Worldwide, Inc. (AMEX:TWW), a leading operator of integrated Tier-1 Internet exchanges and best-in-class network services, today reported its results for the quarter ended December 31, 2004.

Primarily driven by the completion of two technology infrastructure build-outs amounting to $9.4 million, Terremark’s consolidated revenue for the quarter ended December 31, 2004 was $18.6 million, representing an increase of 282% over the same quarter last year and of 126% over the previous quarter. Data Center revenue increased to $18.3 million for the quarter ended December 31, 2004, representing an increase of 299% over the same quarter last year and of 131% over the previous quarter. The percentage of data center revenue derived from public sector customers increased to 64% for the quarter ended December 31, 2004 from 19% for each of the quarters ended December 31, 2003 and September 30, 2004. Terremark’s public sector customers include federal and local government entities.

Loss from operations for the quarter ended December 31, 2004 was $3.2 million, representing a 36% improvement over the same quarter last year, and a 26% improvement over the previous quarter.

EBITDA loss, as adjusted, for the quarter ended December 31, 2004 was $1.8 million, representing a 50% improvement over the same quarter last year, and a 38% improvement over the previous quarter.

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TERREMARK WORLDWIDE REPORTS THIRD QUARTER RESULTS

EBITDA, as adjusted, is defined as loss from operations less depreciation, amortization and stock based compensation. EBITDA, as adjusted, should be considered in addition to, but not in lieu of, loss from operations reported under GAAP.

As a result of our acquisition of the entity that owns the building that houses the NAP of the Americas, we significantly increased our net colocation space available for customers. The following table details our total net available colocation space for customers and the amount of such space already built-out, along with the respective utilization rates for all our worldwide facilities:

	As of
	March 31, 2004	December 31, 2004
Total net colocation space (sq. ft.)	176,000	356,000
Utilization	13.2%	7.7%
Built-out total net colocation space (sq. ft.)	75,000	83,000
Utilization	30.8%	33.0%

Cross connects billed to customers increased by 96% to 1,935 as of December 31, 2004 from 989 as of December 31, 2003.

Additional information regarding the Company’s financial performance as of and for the quarter and nine months ended December 31, 2004 and a comparison to the quarter and nine months ended December 31, 2003 can be found on the attached balance sheet and statement of operations and in the Company’s Quarterly Report on Form 10-Q.

Highlights of this quarter include:

•	Purchasing the Technology Center of the Americas, home of the NAP of the Americas.

•	Signing new multi-year customer contracts, including Broadwing Communications, Broadband One, MCI Worldcom Network Services and FLAG Telecom Network USA.

•	Penetrating the health care sector with Jackson Memorial Hospital becoming a customer.

•	Expanding additional services to existing customers, including Akamai, Bantel International Corporation, Conectium USA, Crescent Heights of America, Nortel Unisys, Sunrise Switzerland and Tyco Communications.

•	Receiving the Company of the Year in IT/Telecommunications Award from Miami’s Economic Development Agency, the Beacon Council.

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TERREMARK WORLDWIDE REPORTS THIRD QUARTER RESULTS

“We are very excited by the momentum built up during this quarter,” said Manuel D. Medina, Chairman and CEO of Terremark Worldwide, Inc. “Not only did we purchase the entity that owns the building that houses the NAP of the Americas in order to ensure that we have control of our future, but our customers, particularly those in the public sector, continue to make significant infrastructure investments as part of their deployments at our facilities. “

Business Outlook

The Company is updating its guidance for fiscal year ending March 31, 2005 and providing guidance for fiscal year 2006. For our fiscal year ending March 31, 2005, the Company expects revenues to range from $47.0 million to $60.0 million, and EBITDA, as adjusted, to range from $(8.0) million to $1.5 million. The Company also expects capital expenditures for fiscal year 2005 to be in the range of $8.0 million to $11.0 million, exclusive of the purchase of the TECOTA building. The range in the guidance is due to the uncertain timing of the exercise of service options under current customer contracts and the signing of specific new customer contracts.

     For the fiscal year ending March 31, 2006, the Company expects revenues to be in the range of $95.0 million to $110.0 million and EBITDA, as adjusted, to range from $35 million to $45 million. The Company also expects capital expenditures for fiscal year 2006 to be in the range of $8.0 million to $10.0 million.

About Terremark Worldwide, Inc.

Terremark Worldwide, Inc. (AMEX:TWW) is a leading operator of integrated Tier-1 Internet exchanges and best-in-class network services, creating technology marketplaces in strategic global locations. Terremark is the owner and operator of the NAP of the Americas, the model for its carrier-neutral Internet exchanges the company has in Santa Clara, California (NAP of the Americas/West), in Sao Paulo, Brazil (NAP do Brasil) and in Madrid, Spain (NAP de las Americas — Madrid). The carrier-neutral NAP of the Americas is a state-of-the-art facility that provides exchange point, collocation and managed services to carriers, Internet service providers, network service providers, government entities, multi-national enterprises and other end users. The NAP, which connects fiber networks in Latin America, Europe, Asia and Africa to those in the U.S., enables customers to freely choose among the many carriers available at the TerreNAP Centers to do business. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami, Florida USA, (305) 856-3200. More information about Terremark Worldwide can be found at http://www.terremark.com.

Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.

Contacts:

Terremark Worldwide, Inc., Miami
Sandra Gonzalez-Levy, 305-860-7829
sgonzalez-levy@terremark.com

TERREMARK WORLDWIDE REPORTS THIRD QUARTER RESULTS

Media Relations
Edelman
Monica Glukstad
305-358-5291
Monica.glukstad@edelman.com

Non-GAAP Financial Measures

Terremark continues to provide all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Terremark uses non-GAAP financial measures, such as EBITDA, as adjusted. In presenting these non-GAAP financial measures, Terremark excludes certain non-cash items that it believes are not good indicators of the Company’s current or future operating performance. These non-cash items are depreciation, amortization and stock-based compensation.

Terremark intends to calculate the various non-GAAP financial measures in future periods consistent with how it calculated those measures for the three months ended December 31, 2004 and 2003 and September 30, 2004, presented within this press release.

TERREMARK WORLDWIDE REPORTS THIRD QUARTER RESULTS

	December 31,	March 31,
	2004	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,814,894	4,378,614
Restricted cash	11,637,692	—
Accounts receivable, net of allowance for doubtful accounts of $200,000 at December and March	3,333,795	3,214,101
Current portion of capital lease receivable	1,577,760	—
Note receivable	—	2,285,000
Contracts receivable	40,014	363,043
Prepaid and other current assets ( $470,967 and $499,009 due from related parties)	716,462	1,115,230
Deferred costs under government contracts	1,766,398	—

Total current assets	34,887,015	11,355,988
Investment in unconsolidated entities, net	—	725,319
Restricted cash	5,621,020	789,476
Property and equipment, net	121,800,043	53,897,716
Debt issuance costs	9,699,508	488,971
Other assets	1,959,105	175,363
Capital lease receivable, net of current portion	4,615,431	—
Goodwill	9,999,870	9,999,870

Total assets	$188,581,992	$77,432,703

Liabilities and Stockholders Equity (Deficit)
Current liabilities:
Note payable to a former owner of TECOTA	7,244,489	—
Current portion of mortgage payable	680,303	—
Current portion of notes payable ($4,325,010 due to related parties at March 31)	4,644,600	9,194,145
Construction payables	2,134,713	1,363,554
Accounts payable and accrued expenses	16,075,937	7,067,319
Current portion of capital lease obligations	1,051,239	1,799,726
Interest payable	512,328	1,952,978
Current portion of unearned interest	533,135	—
Convertible debt	—	250,000

Total current liabilities	32,876,744	21,627,722
Mortgage payable	46,119,108	—
Convertible debt	53,017,846	36,895,239
Derivatives embedded within convertible debt, at estimated fair value	21,139,875	—
Notes payable, less current portion (includes $31,191,967 due to related parties at March 31)	23,417,655	31,311,894
Deferred rent	1,751,194	6,938,454
Capital lease obligations, less current portion	137,360	105,886
Unearned interest under capital lease receivables	781,859	—
Deferred revenue	2,640,424	2,686,396
Series H redeemable convertible preferred stock: $.001 par value, 294 shares issued and outstanding, at liquidation value	609,208	586,718

Total liabilities	182,491,273	100,152,309

Minority interest	76,614	—

Commitments and contingencies	—	—

Stockholder’s equity (deficit):
Series G convertible preferred stock: $.001 par value, 20 shares issued and outstanding (liquidation value of approximately $2.9 million)	1	1
Series I convertible preferred stock: $.001 par value, 400 shares issued and outstanding (liquidation value of approximately $10.3 million and $10.0 million)	1	1
Common stock: $.001 par value, 600,000,000 shares authorized; 363,107,197 and 311,227,482 shares issued	363,107	311,227
Common stock warrants	13,715,949	3,642,006
Common stock options	1,545,375	1,545,375
Additional paid-in capital	238,020,476	213,596,501
Accumulated deficit	(239,865,271)	(236,814,717)
Accumulated other comprehensive loss	(544,896)	—
Treasury stock: 8,652,016 shares	(7,220,637)	—
Note receivable — related party	—	(5,000,000)

Total stockholders’ equity (deficit)	6,014,105	(22,719,606)

Total liabilities and stockholders’ equity (deficit)	$188,581,992	$77,432,703

TERREMARK WORLDWIDE REPORTS THIRD QUARTER RESULTS

	For the three months ended
	December 31,	September 30,	December 31,
	2004	2004	2003
	(Unaudited)
Revenues
Data center — services	$8,925,815	$7,914,744	$4,591,996
Data center — technology infrastructure build outs	9,393,896		—
Development, commission and construction fees	—		—
Management fees	53,905	47,381	43,730
Construction contracts	187,914	255,987	229,364

Operating revenues	18,561,530	8,218,112	4,865,090

Expenses
Data center operations — services, excluding depreciation (includes $5,818,784 and $3,072,161 (nine months) and $1,939,595 and $1,293,063 (three months) in rent expense with a related party	7,975,918	6,463,989	4,664,026
Datac center operations — technology infrastructure build-out	7,406,149	—	—
Construction contract expenses, excluding depreciation	179,938	243,467	228,957
General and administrative	3,471,807	3,417,332	2,855,910
Sales and marketing	1,370,144	1,062,773	815,539
Depreciation and amortization	1,327,338	1,296,305	1,218,886

Operating expenses	21,731,294	12,483,866	9,783,318

Loss from operations	(3,169,764)	(4,265,754)	(4,918,228)

Other income (expenses)
Change in fair value of derivatives embedded within convertible debt	664,125	10,375,875	—
Gain on debt restructuring and extinguishment, net	—	—	—
Interest expense	(2,954,678)	(3,449,314)	(4,273,353)
Interest income	135,144	129,924	44,886
Other, net	37,057	23,406	(5,043)

Total other income (expenses)	(2,118,352)	7,079,891	(4,233,510)

Income (loss) before income taxes	(5,288,116)	2,814,137	(9,151,738)
Income taxes	—	—	—

Net income (loss)	(5,288,116)	2,814,137	(9,151,738)
Preferred dividend	(235,000)	(244,511)	(40,000)

Net income (loss) attributable to common shareholders	$(5,523,116)	$2,569,626	$(9,191,738)

Basic and diluted net income (loss) per common share	$(0.02)	$0.01	$(0.03)

Weighted average common shares outstanding	351,351,808	350,660,029	308,875,973

Reconciliation of Loss from Operations to EBITDA, as adjusted

Loss from operations	(3,169,764)	(4,265,754)	(4,918,228)
Depreciation and amortization	1,327,338	1,296,305	1,218,886
Stock based compensation	—	—	—

EBITDA, as adjusted	$(1,842,426)	$(2,969,449)	$(3,699,342)